Exhibit (a)(5)

OFFER TO PURCHASE FOR CASH
BY
LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
OF
UP TO 4,716,981 SHARES OF COMMON STOCK
AT A PURCHASE PRICE OF $10.60 PER SHARE

The Offer, Proration Period and Withdrawal Rights will expire at 12:00 midnight, Eastern Standard
Time, on July 15, 2013, unless the offer is extended.

May 1, 2013

To Our Clients:

You recently received a communication and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”) in connection with the offer by Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (the “Trust”) to purchase for cash up to 4,716,981 shares of its common stock, $0.01 par value per share, at a price of $10.60 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. All references to the shares shall refer to the shares of common stock of the Trust.

All shares properly tendered before the Expiration Date (as defined in the Offer to Purchase) and not properly withdrawn will be purchased by the Trust at the purchase price of $10.60 per share, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer, including the proration provisions. Shares not purchased because of proration provisions will be returned to the tendering shareholders at the Trust’s expense promptly after the expiration of the Offer. See Section 1 of the Offer to Purchase.

If the number of shares properly tendered is less than or equal to 4,716,981 shares, the Trust will, on the terms and subject to the conditions of the Offer, purchase all shares so tendered.

On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 4,716,981 shares are properly tendered and not withdrawn, the Trust will accept for payment, and pay for, 4,716,981 shares so tendered from tendering stockholders on a pro rata basis, according to the number of shares so tendered. In the event that proration is required, because of the difficulty of immediately determining the precise number of shares to be accepted and the stockholders from whom shares have been accepted, the Trust will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date (as defined in the Offer to Purchase). The Trust will not pay for any shares tendered until after the final proration has been completed. See Section 3 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following regarding the Offer:

1.  You may tender your shares at a price of $10.60 per share, as indicated in the attached Instruction Form, less any applicable withholding taxes and without interest.

2.  In the event of proration, your shares will be purchased on a first-in, first-out basis.

3.  The Offer is subject to certain conditions. See Section 12 of the Offer to Purchase.

4.  The Offer, withdrawal rights and proration period will expire at 12:00 midnight, Eastern Standard Time, on July 15, 2013, unless the Trust extends the Offer.

5.  The Offer is for up to 4,716,981 shares.

6.  Tendering stockholders who are registered stockholders or who tender their shares directly to DST Systems, Inc. will not be obligated to pay any brokerage commissions or fees to the Trust, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes, on the Trust’s purchase of shares under the Offer.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form that you previously received. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, Eastern Standard Time, on July 15, 2013, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Trust’s shares of common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Trust’s board of directors has approved the Offer. However, neither the Trust nor any member of its board of directors, the Information Agent or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender. In doing so, stockholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Trust’s reasons for making the Offer, described in Section 10 of the Offer to Purchase. Stockholders should discuss whether to tender their shares with their broker or other financial or tax advisor.

INSTRUCTION FORM WITH RESPECT TO

OFFER TO PURCHASE FOR CASH
BY
LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
OF
UP TO 4,716,981 SHARES OF COMMON STOCK
AT A PURCHASE PRICE OF $10.60 PER SHARE

The undersigned acknowledge(s) receipt of your letter and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (the “Trust”) to purchase for cash up to 4,716,981 shares of its common stock, $0.01 par value per share, at a price of $10.60 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. All references to the shares shall refer to the shares of common stock of the Trust.

The undersigned hereby instruct(s) you to tender to the Trust the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of shares to be tendered by you for the account of the undersigned: shares*

*	Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s) (please print):

Taxpayer Identification of Social Security Number:

Address(es):

Area Code/Phone Number:

Date:

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